Exhibit 5.1

O L S H A N	1325 AVENUE OF THE AMERICAS ● NEW YORK, NEW YORK 10019 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

May 30, 2017

Aerojet Rocketdyne Holdings, Inc.

222 N. Sepulveda Blvd, Suite 500

El Segundo, California 90245

Re:	Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company today with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 1,400,000 shares of the Company’s common stock, $0.10 par value per share (the “Shares”), issued as part of units under the Company’s Retirement Savings Plan.

In rendering the opinions set forth below, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents and corporate and public records, and we have made such examination of law, as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. The documents examined include, without limitation: (i) the Registration Statement; (ii) the prospectus forming a part of the Registration Statement; (iii) the Company’s Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”); (iv) the Company’s Restated Bylaws, as amended to date (the “Bylaws”, and together with the Certificate of Incorporation, the “Organizational Documents”); and (v) certain resolutions of the Board of Directors of the Company (the “Board of Directors”) relating to the transactions contemplated by the Registration Statement and related matters.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals, the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

For purposes of this opinion letter, we have also assumed that:

(a)       the Registration Statement and any amendments thereto (including post-effective amendments) shall have become and remain effective under the Act, no stop order with respect thereto shall have been issued, a prospectus supplement shall have been prepared and filed with the Commission describing the Shares offered thereby and such Shares shall have been issued and sold in accordance with the terms set forth in such prospectus supplement;

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May 30, 2017

(b)       at the time of any offering or sale of any of the Shares, there shall be a sufficient number of shares of common stock authorized and unissued under the Company’s Certificate of Incorporation as amended and then in effect and not otherwise reserved for issuance;

(c)       at the time of issuance of the Shares, the Company shall validly exist and shall be in good standing under the laws of the State of Delaware, and shall have the necessary corporate power for such issuance;

(d)       any definitive purchase, underwriting or similar agreement with respect to any Shares, if applicable, shall constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, at the time of issuance of the Shares;

(e)       certificates representing the Shares shall have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations shall have been made in the share or other register of the Company, in each case in accordance with the Organizational Documents and in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, against payment therefor in an amount not less than the par value thereof or such other consideration determined by the Board of Directors, or an authorized committee thereof, as permitted under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of any applicable definitive purchase agreement, underwriting agreement, or similar agreement, if any, approved by the Company; and

(f)       the Organizational Documents shall be in full force and effect and shall not have been amended, restated, supplemented or otherwise altered, and there shall be no authorization of any such amendment, restatement, supplement or alteration, in each case since the date hereof.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that upon the issuance of the Shares, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth above is subject to the following exceptions, limitations and qualifications:

We express no opinion as to: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; or (d) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law.

May 30, 2017

We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

This opinion is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act in connection with the offer and sale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion does not constitute such prior written consent.

We are members of the Bar of the State of New York. We express no opinion as to the effect of any laws other than the laws of the State of New York, the DGCL and the Federal laws of the United States of America, each as in effect on the date hereof.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

May 30, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP

OLSHAN FROME WOLOSKY LLP